Exhibit 99.1

News Release

Contacts:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
(410) 379-3640	(410) 379-3636	(410) 379-3725

GP Strategies Announces Increased $35 million Credit Facility and Board Approval of Additional Share Repurchases Under Buyback Program

Elkridge, MD. November 6, 2008. GP Strategies Corporation (NYSE: GPX), the parent company of global performance improvement solutions provider General Physics Corporation (GP), today announced that GP and Wachovia Bank, N.A. entered into a Second Amended and Restated Financing and Security Agreement which extends GP’s credit facility through October 31, 2010 and increases the maximum principal amount that can be borrowed from $25 million to $35 million. The interest rate on the facility is LIBOR plus a range of 1.0% to 2.25% depending on GP’s financial performance. The amended credit facility continues to be secured by assets of GP and guaranteed by GP Strategies Corporation. Borrowings from the facility can be used to fund working capital, capital expenditures and other general corporate purposes including acquisitions and share repurchases, as authorized by the lender.

“We are very pleased to continue our relationship with Wachovia,” said Sharon Esposito-Mayer, Chief Financial Officer, “and to be able to increase our borrowing potential during a very challenging time in the credit markets. This facility should provide the liquidity and flexibility to move forward with the company’s strategic goals.”

The amended credit facility also permits GP to provide GP Strategies Corporation additional cash to repurchase shares of its outstanding common stock in the open market. The Company’s Board of Directors authorized an additional $5 million for share repurchases under the Buyback Program. During 2008, the Company has repurchased a total of 0.9 million shares of its common stock in the open market for approximately $7.8 million in cash.

Scott Greenberg, Chief Executive Officer, commented “The Company has been able to repay maturing debt obligations, continue with its strategic initiatives and also fund its aggressive share buyback program due to the strong cash flow being generated from operations. Our bank and Board have given us additional resources and support to continue with this strategy, invest in our business and take advantage of acquisition opportunities.”

About GP

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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